Exhibit 99.1

Roper Industries Names John Humphrey Chief Financial Officer

Duluth, Georgia, April 25, 2006 … Roper Industries, Inc. (NYSE: ROP) announced today the appointment of John Humphrey as Vice President and Chief Financial Officer, effective immediately. Mr. Humphrey most recently served as Vice President and Chief Financial Officer of Honeywell Aerospace, a $10 billion revenue segment of Honeywell International, Inc. (NYSE: HON), where he led a global finance function of nearly 1,000 employees.

“John brings a track record of substantial leadership in industrial and technology organizations that make him a strong addition to our Company,” said Brian Jellison, Chairman, President and CEO of Roper Industries. “He has implemented financial best practices across a large global enterprise, including forecasting, planning and analysis, and he developed a worldwide Sarbanes-Oxley compliance program. This will be helpful as we continue to improve financial and operational processes, lower working capital, improve margins and drive cash flow. Further, he brings immediate added value to our internal business reviews and the due diligence analytics in our acquisition process. We are pleased to welcome John to our management team.”

“Roper is an exciting company with considerable opportunities for further shareholder value creation,” Mr. Humphrey said. “I am pleased to join the team and help drive the Company’s disciplined growth strategy and its high cash returns.”

Mr. Humphrey’s twelve-year career with Honeywell included financial roles of increasing responsibility in the areas of operational finance, planning and analysis, tax, budgeting and acquisitions. Prior roles included divisional CFO and other finance management roles in Honeywell’s corporate offices and Aerospace and Automotive segments. Prior to joining Honeywell, Mr. Humphrey held various production management positions with Detroit Diesel. Mr. Humphrey earned an MBA from the University of Michigan.

About Roper Industries

Roper Industries is a market-driven, diversified growth company with annual revenues of $1.5 billion, and is a component of the S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.